                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to section 240.14a-11(c) or Section
        240.14a-12


                     ATLANTIC COAST AIRLINES HOLDINGS, INC.
                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box)

[X]     No fee required.


[ ]     $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1) or Item 22(a)(2)
        of Schedule 14A.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

        1.      Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

        2.      Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

        3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (set forth maximum amount on which filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

        4.      Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

        5.      Total fee paid:

        ------------------------------------------------------------------------

[ ]     Fee previously paid by written preliminary materials.

[ ]     Check box if any part of the fee is offset as provided by Exchange Act
Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1.      Amount Previously Paid:                            _______________________

        2.      Form/Schedule or Registration Statement No.:       _______________________

        3.      Filing Party:                                      _______________________

        4.      Date Filed:                                        _______________________

                     ATLANTIC COAST AIRLINES HOLDINGS, INC.
                              45200 BUSINESS COURT
                             DULLES, VIRGINIA 20166


                                                                  April 29, 2002

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Atlantic Coast Airlines Holdings, Inc., to be held on Wednesday, May 29, 2002, at 10:00 a.m. local time, at the Atlantic Coast Airlines Employee Center Auditorium, 515 Shaw Road, Dulles, Virginia.

This year we are asking you to elect eight directors of the Company to serve until the 2003 Annual Meeting. We are also asking that you ratify the Board of Directors' selection of independent auditors for the year ending December 31, 2002. The Board of Directors recommends that you vote FOR each of these proposals.

At the Annual Meeting, the Board of Directors will also report on the Company's affairs and provide a discussion period for questions and comments. The Board of Directors appreciates and encourages stockholder attendance and participation.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, we request that you complete, sign, date and promptly return the enclosed proxy card in the postage-paid envelope that is provided.

Thank you for your cooperation.

                                          Sincerely,

                                          /s/ KERRY B. SKEEN
                                          Kerry B. Skeen
                                          Chairman of the Board of Directors

                     ATLANTIC COAST AIRLINES HOLDINGS, INC.
                              45200 BUSINESS COURT
                             DULLES, VIRGINIA 20166

--------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 29, 2002

--------------------------------------------------------------------------------


To the Stockholders of
ATLANTIC COAST AIRLINES HOLDINGS, INC.:

        NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the "Meeting") of Atlantic Coast Airlines Holdings, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 29, 2002, at 10:00 a.m., local time, at the Atlantic Coast Airlines Employee Center Auditorium, 515 Shaw Road, Dulles, Virginia, for the following purposes, as more fully described in the accompanying Proxy Statement:


1) To elect eight directors to serve for the coming year and until their successors are elected;

2) To ratify the Board of Directors' selection of the Company's independent auditors for the fiscal year ending December 31, 2002; and

3) To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

        Only holders of record of the Company's common stock, par value $0.02 per share (the "Common Stock"), at the close of business on April 5, 2002 are entitled to receive notice of and to vote at the Meeting. A list of such holders will be open for examination by any stockholder during regular business hours for a period of ten days prior to the Meeting at the offices of the Company, located at 45200 Business Court, Dulles, Virginia.

        All stockholders are cordially invited to attend the Meeting. In order to ensure that your Common Stock is represented at the Meeting, regardless of whether you intend to attend in person, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

                                  By order of the Board of Directors

                                  /s/ RICHARD J. KENNEDY

                                  Richard J. Kennedy
                                  Vice President, Secretary and General Counsel
April 29, 2002

                     ATLANTIC COAST AIRLINES HOLDINGS, INC.
                              45200 BUSINESS COURT
                             DULLES, VIRGINIA 20166

                            -------------------------

                                 PROXY STATEMENT
                            -------------------------



         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Atlantic Coast Airlines Holdings, Inc. (the "Company") for use at the Company's annual meeting of stockholders, to be held at 10:00 a.m., local time, on Wednesday, May 29, 2002, at the Atlantic Coast Airlines Employee Center Auditorium, 515 Shaw Road, Dulles, Virginia, and at any adjournment or postponement thereof (the "Meeting"). This Proxy Statement and the accompanying proxy card (the "Proxy Card"), together with a copy of the Company's 2001 Annual Report, are first being mailed on or about April 29, 2002, to persons who were holders of record of the Company's Common Stock, par value $0.02 per share (the "Common Stock"), at the close of business on April 5, 2002 (the "Record Date").

AGENDA AND VOTING AT THE MEETING

         At the Meeting, the holders of shares of Common Stock as of the Record Date will be asked to elect eight members to the Board of Directors for the coming year; to ratify the Board of Directors' selection of KPMG LLP, Certified Public Accountants, as the Company's independent auditors for the fiscal year ending December 31, 2002; and to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed April 5, 2002 as the Record Date, and only holders of record of the Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. On the Record Date, there were outstanding and entitled to vote 45,037,948 shares of the Common Stock.

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Common Stock is necessary to constitute a quorum at the Meeting. Nominees to the Board of Directors will be elected by the affirmative vote of a plurality of the shares of the Common Stock present and voting at the Meeting. This means that the eight nominees who receive the largest number of votes cast "FOR" will be elected as directors at the Meeting. Holders of record of Common Stock on the Record Date are entitled to vote for eight director nominees, but may not cumulate their votes in favor of any one nominee. Approval of the proposal to ratify the Board of Directors' selection of KPMG LLP, Certified Public Accountants, as the Company's independent auditors at the Meeting requires an affirmative vote of at least a majority of the shares present and entitled to be voted at the Meeting. On each of these matters, holders of record of Common Stock on the Record Date are entitled to one vote for each share of Common Stock held, except as described below under "Foreign Ownership of Shares."

         In accordance with Delaware law, abstentions are counted as "shares present" for purposes of determining the presence of a quorum and have the effect of a vote "against" any matter as to which they are specified. Shares held by brokers who have not received voting instructions from their customers and who do not have discretionary authority to vote on a particular proposal ("broker non-votes") are not considered "shares present" and therefore will not affect the outcome of the vote on the two proposals.

PROXIES

         If the enclosed Proxy Card is properly executed and returned in time for the Meeting, the shares of Common Stock represented thereby will be voted in accordance with the instructions given thereon on each matter introduced for a vote at the Meeting. If no instructions are given, shares will be voted "FOR" all of the Board's nominees for election to the Board of Directors and "FOR" each of the other matters discussed in this Proxy Statement. Proxies will extend to, and be voted at, any adjournment or postponement of the Meeting.

         The Board of Directors does not presently intend to introduce any business at the Meeting other than as set forth in this Proxy Statement, and has not been informed that any other business is to be presented at the Meeting. Should any other matter properly come before the Meeting, however, the persons named as proxies in the accompanying Proxy Card or their duly authorized and constituted substitutes intend to vote or act thereon in accordance with their best judgment.

         Any stockholder who has executed and returned a Proxy Card and who for any reason wishes to revoke or change his or her proxy may do so at any time before the proxy is exercised by (i) giving written notice to the Secretary of the Company at the above address at any time before the Meeting, (ii) voting the shares represented by such proxy in person at the Meeting, or (iii) delivering a later dated proxy at any time before the Meeting. Attendance at the Meeting will not, by itself, revoke a proxy. Any stockholder whose shares are held through a bank, brokerage firm or other nominee and who provides voting instructions on a form received from the nominee may revoke or change his or her voting instructions only by contacting the nominee who holds his or her shares.

FOREIGN OWNERSHIP OF SHARES

         The Federal Aviation Act prohibits non-United States citizens from owning more than 25 percent of the voting interest of a company such as the Company, which owns a United States air carrier. The Company's certificate of incorporation provides that shares of the Company's capital stock may be voted by or at the direction of persons who are not United States citizens provided that such shares are registered on a separate stock registry maintained by the Company for non-United States holders (the "Foreign Stock Registry"). Any holder of Common Stock who is not a United States citizen may request that its shares be registered for purposes of voting at the Meeting by checking the appropriate box on the proxy card. Any such holder may also request that its shares be maintained on the Foreign Stock Registry by providing separate written notice to the Secretary of the Company. If shares representing more than 25% of outstanding shares are registered for any meeting, precedence will be given to foreign holders who demonstrate that their shares were maintained on the Foreign Stock Registry prior to the meeting. The Company does not anticipate that these provisions will operate to limit voting rights at the Meeting. The enclosed proxy card contains a statement that by signing the proxy card or voting, the stockholder certifies that it is a United States citizen as that term is defined in the Federal Aviation Act or that the shares represented by the proxy card have been registered on the Company's Foreign Stock Registry or are requested to be registered for purposes of voting at the Meeting.

         Under Section 40102(a)(15) of the Federal Aviation Act, the term "citizen of the United States" is defined as: (i) an individual who is a citizen of the United States, (ii) a partnership each of whose partners is an individual who is a citizen of the United States, and (iii) a corporation or association organized under the laws of the United States or a state, the District of Columbia or a territory or possession of the United States of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75 percent of the voting interest is owned or controlled by persons that are citizens of the United States.

                       PROPOSAL ONE: ELECTION OF DIRECTORS

         The Nominating Committee of the Board has proposed and the Board has recommended that the eight individuals set forth in the table below are the Company's nominees for election to the Board of Directors at the Meeting. Directors are elected for terms of one year and until the next annual meeting of stockholders, and serve until resignation or succession by election or appointment. Each of the nominees has consented to being named as a nominee in this Proxy Statement and has agreed to serve if elected. If any nominee becomes unavailable for election at the time of the Meeting or is not able to serve if elected, the persons voting the proxies solicited hereby may in their discretion vote for a substitute nominee or the Board of Directors may choose to reduce the number of directors. The Board of Directors has no reason to believe that any nominee will be unavailable or unable to serve. Each of the nominees currently serves on the Company's Board of Directors.

         The following table sets forth each nominee's name, age as of April 12, 2002 and position with the Company, and the year in which each nominee first became a director:

                                                                                                      Director
         Name                               Age                     Position                           Since
         ----                               ---                     --------                           -----
Kerry B. Skeen......................        49      Chairman of the Board of Directors, Chief           1991
                                                    Executive Officer and Director

Thomas J. Moore.....................        45      President, Chief Operating Officer and              1997
                                                    Director
C. Edward Acker.....................        73      Director                                            1991

Robert E. Buchanan..................        59      Director                                            1995

Susan MacGregor Coughlin............        56      Director                                            1997

Daniel L. McGinnis..................        63      Director                                            2000

James C. Miller III.................        59      Director                                            1995

John M. Sullivan....................        66      Director                                            1995


VOTE NECESSARY TO ELECT DIRECTORS

Nominees to the Board of Directors will be elected by the affirmative vote of a plurality of the shares of the Common Stock present and voting at the Meeting. This means that the eight nominees who receive the largest number of votes cast "FOR" will be elected as directors at the Meeting. Holders of record of Common Stock on the Record Date are entitled to vote for eight director nominees, but may not cumulate their votes in favor of any one nominee.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.


BACKGROUND OF NOMINEES

         The following is a brief account of the business experience of each of the nominees for election to the Board of Directors. There are no family relationships among the nominees or special understandings pursuant to which the nominees have been nominated as directors of the Company. Dr. Judy Shelton determined to step down from the Board of Directors in March 2002. We thank her for her service to the Company.

         Kerry B. Skeen. Mr. Skeen is a co-founder of the Company and has been Chairman of the Board of Directors since January 2000, a Director since October 1991, and Chief Executive Officer since March 1995. He was President from October 1992 through December 1999, Executive Vice President from October 1991 to October 1992, and Chief Operating Officer from October 1992 through March 1995. Mr. Skeen was President of the Atlantic Coast division of WestAir Commuter Airlines, Inc. ("WestAir") from 1989 until it was acquired by the Company in 1991. From 1987 to 1989, Mr. Skeen was Vice President of Marketing and Sales of WestAir and, in 1989 was named Senior Vice President of WestAir. Mr. Skeen's affiliation with the regional airline industry began in 1983 when he directed the development and marketing activities of Delta Air Lines, Inc.'s regional airline program, "The Delta Connection."

         Thomas J. Moore. Mr. Moore became President of the Company in January 2000 and has been a Director and Chief Operating Officer since April 1997. He was Executive Vice President from April 1997 through December 1999, and was Senior Vice President of Maintenance and Operations from June 1994 until April 1997. Prior to joining the Company, Mr. Moore spent nearly ten years with Continental Airlines in Houston, Texas, where he served at different times in the positions of Staff Vice President, Senior Director of Technical Planning, Director of Financial Planning and Division Controller.

         C. Edward Acker. Mr. Acker is a co-founder of the Company and has been a Director since October 1991. He was Chairman of the Board of Directors from April 1993 through December 1999, Chief Executive Officer from October 1991 to March 1995, Vice Chairman from October 1991 to April 1993, and President from October 1991 to October 1992. Mr. Acker continues to serve in an advisory capacity to the Chairman. Mr. Acker served as Chairman and Chief Executive Officer of Pan American World Airways, Inc. from 1981 until 1988. Since 1988, Mr. Acker has served as Chairman of The Acker Group, a private company which acts as both principal and adviser in airline-related transactions; and as a partner in Elsbury & Acker, an oil and natural gas exploration company. From February 1995 until February 1996, Mr. Acker served as Chairman and Chief Executive Officer of BWIA International Airways, Ltd. From 1993 to the present, he has served as Chairman of the Board and President of Air Assets, Inc.

         Robert E. Buchanan. Mr. Buchanan has been a Director since March 1995. Mr. Buchanan is Principal of Buchanan Partners, LLC, a metropolitan Washington, D.C. real estate firm specializing in commercial and residential development, construction and property management in suburban Washington. Mr. Buchanan presently serves on the Board of Directors of the Washington Airports Task Force and the Economic Development Commission of Loudoun County, Virginia (former Chairman), which is home to the Company's corporate office and its hub at Washington-Dulles International Airport. He is also a member of the advisory board for George Washington University's Virginia campus and a Trustee for the Greater Washington Initiative.

         Susan MacGregor Coughlin. Mrs. Coughlin has been a Director since October 1997. Mrs. Coughlin will become President and Chief Executive Officer of the Aviation Safety Alliance in June 2002. Presently she is President and Chief Operating Officer of the American Transportation Research Institute, a position she has held since November 2000. Previously she was the Director and Chief Operating Officer of the ATA Foundation from April 1998 to November 2000. She also has been the President of Air Safety Management Associates, an aviation consulting firm, since October 1997. From August 1995 to October 1997 she was President and Chief Operating Officer of BDM Air Safety Management Corp., which designs and develops air traffic control systems, and from April 1994 to August 1995 was a Senior Vice President and General Manager of BDM Federal, Inc. She was confirmed by the United States Senate in 1990 as a member of the National Transportation Safety Board and served until mid-1994. She served as Board Vice Chairman for two consecutive terms in 1990 and 1992 and served as Acting Chairman in 1992. She held various positions with the U.S. Department of Transportation from 1987 to 1990 and from 1981 to 1983, and with the Export-Import Bank of the U.S. from 1983 to 1987.

         Daniel L. McGinnis. Mr. McGinnis has been a Director since March 2000. Since June 1999 he has been President, CEO and Director of Sotas, Inc., a developer and manufacturer of telecommunications equipment that is majority owned by Safeguard Scientifics, Inc. From August 1998 until January 1999 he was Senior Vice President of Tellabs Inc. and General Manager of the N.E.T.S. Group of Tellabs. He was with Coherent Communications from 1988 to 1998, joining as President and serving as Chief Executive Officer beginning in 1994. Previously, he served as Division Controller for Bausch & Lomb, and held senior engineering and sales management positions at Air Products & Chemicals, Clark, Ltd. (U.K.) and Hercules, Inc. Other memberships include the advisory board for George Washington University's Virginia campus, the advisory board for an investment fund of the Robert W. Baird Company, the Northern Virginia Roundtable and the Washington Airports Task Force.

         James C. Miller III. Dr. Miller has been a Director since March 1995. Although he has been associated with Citizens for a Sound Economy for over a decade, he recently joined the law firm of Howrey Simon Arnold & White as Chairman of its Capital Group. He also serves as Co-Chairman of the Tax Foundation, a member of the Board of the Progress & Freedom Foundation, and a Member of the Board of Visitors of George Mason University. He is a Director of Washington Mutual Investors Fund, the Tax Exempt Fund of Maryland, the Tax Exempt Fund of Virginia, and the J.P. Morgan Value Opportunities Fund. From 1985 to 1988, he served as Director of the Office of Management and Budget and as a member of President Reagan's cabinet. From 1981 to 1985, he was Chairman of the Federal Trade Commission. Dr. Miller wrote his Ph.D. dissertation on airline scheduling and is the co-author of, among other works, a Brookings Institution volume on airline regulation.

         John M. Sullivan. Mr. Sullivan has been a Director since January 1995. He joined Beta Consulting, Inc., a financial management firm, in 1994 and currently serves as its President. Previously, he served as International Tax Director for General Motors Corporation from 1992 to 1994. He joined the accounting firm of Arthur Andersen & Co. in 1958, and was a Partner from 1970 until his retirement from the firm in 1992. Mr. Sullivan is also a director of Encompass Services Corporation.

COMMITTEES AND BOARD MEETINGS

         During 2002, there were four regular meetings of the Board of Directors and three meetings by telephone conference. Each nominee attended 75% or more of the aggregate of the meetings of the Board and of the Board's committees on which he or she served.

         The Board has three standing committees -- an Audit Committee, a Compensation Committee, and a Nominating Committee. Their functions are described below.

         Audit Committee. The role of the Audit Committee is governed by a Charter of Responsibilities and Functions adopted by the Board of Directors in January 2000 and amended in January 2002, a copy of which is attached as Appendix A to this Proxy Statement. Each of the members of the Audit Committee is "independent" as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. Pursuant to its Charter, the Audit Committee's functions include the following: recommending to the Board of Directors and evaluating the firm of independent certified public accountants to be appointed as auditors of the Company; reviewing any relationships between the independent auditor and the Company; reviewing and discussing with management and the independent auditors the financial statements of the Company; reviewing the adequacy of the Company's internal controls; reviewing any significant changes in the accounting policies of the Company; and, reviewing any material contingent liabilities. In its review of audit-related and non-audit service fees paid to the Company's independent auditors, the Committee considered whether the provision of such services is compatible with maintaining the auditors' independence. The Audit Committee held five meetings during 2001. The current members of the Audit Committee are Ms. Coughlin, Mr. McGinnis, and Mr. Miller, who serves as Chairman.

         Compensation Committee. The role of the Compensation Committee is governed by a Charter of Responsibilities and Functions adopted by the Board of Directors. Pursuant to this Charter, the Compensation Committee develops and administers a comprehensive compensation policy for senior management; oversees the establishment and administration of compensation programs for the Company's employees generally; reviews annually the performance of the executive officers of the Company; makes grants under and otherwise administers the Company's equity-based plans and bonus plans; reviews, establishes and approves salaries and other employment and severance arrangements for senior management; and, recommends, adopts and implements compensation and other benefits for members of the Board of Directors. Certain of these functions are subject to consultation with, advice from or ratification by the Board of Directors as the Committee determines appropriate.

The Compensation Committee held six meetings during 2001. The current members of the Compensation Committee are Mr. Sullivan, Mr. Buchanan and Mr. Acker, who serves as Chairman.

         Nominating Committee. The Nominating Committee reviews and assesses the composition of the Board, assists in considering potential new candidates for director, including nominees suggested by stockholders, and recommends to the Board candidates for election as directors. Stockholders may suggest nominees by mailing the candidate's name and qualifications to the Company, addressed to the attention of the corporate secretary. The Nominating Committee was formed in 2001, held one meeting during 2001, and consists of only non-employee directors. Its members are Mr. Buchanan, Ms. Coughlin, and Mr. Sullivan, who serves as Chairman.

DIRECTORS' COMPENSATION

         Directors, with the exceptions noted below, received an annual fee of $20,000 for serving as Directors. Directors also are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof. Messrs. Skeen and Moore, as officers of the Company, do not receive compensation for their service on the Board and Mr. Acker, as an employee of the Company in his advisory role, does not receive cash compensation but does receive stock options as described below. Non-employee directors are entitled to certain flight benefits made available to employees of the Company.

         All outside Directors and, commencing in 2001, Mr. Acker, also receive as additional compensation options to purchase shares of the Company's Common Stock, which options vest at the end of the year if the individual continues to serve as a Director as of the end of the year of the grant or if the Director retires by not standing for re-election at the annual meeting of the stockholders. For each of 2001 and 2002, these directors were granted options for 12,000 shares. The option exercise price for these grants is equal to the closing price of the Company's Common Stock reported for the date prior to the date of the grant.


       PROPOSAL TWO: RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

         At the Audit Committee's recommendation, the Board has selected KPMG LLP, Certified Public Accountants, as the Company's independent auditors for the fiscal year ending December 31, 2002 and as a matter of corporate governance is requesting stockholders to ratify that selection. In the event that the Board's selection of auditors is not ratified by a majority of the shares of Common Stock voting thereon, the Audit Committee and the Board will review its future selection of auditors. The Audit Committee is responsible for evaluating and recommending to the Board the firm to be selected as auditors of the Company and may recommend a change in the firm selected to be auditors at such time and based on such factors as it determines to be appropriate.

         A representative of KPMG LLP is expected to attend the Meeting and will have the opportunity to make a statement and/or respond to appropriate questions from stockholders present at the Meeting.

DISCLOSURE OF AUDITOR FEES

    The following is a description of the fees billed to the Company by KPMG during the year ended December 31, 2001:

    Audit Fees: Audit fees paid by the company to KPMG in connection with KPMG's audit of the company's annual financial statements for the year ended December 31, 2001 and KPMG's review of the company's interim financial statements included in its quarterly reports on Forms 10-Q during that year totaled approximately $153,500.

    Financial Information Systems Design and Implementation Fees: The Company did not engage KPMG to provide advice regarding financial information systems design and implementation during the year ended December 31, 2001.

    All Other Fees: Fees billed to the Company by KPMG during the year ended December 31, 2001 for audit-related and non-audit services other than those described above totaled approximately $320,000. Other fees consisted primarily of tax consulting services, tax compliance services, merger and acquisition consulting fees, and employee benefit plan auditing.

VOTE NECESSARY TO APPROVE RATIFICATION

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present and entitled to vote at the Meeting is necessary to ratify the Board's selection of KPMG LLP as the Company's independent auditors.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS AUDITORS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

--------------------------------------------------------------------------------

                               EXECUTIVE OFFICERS

         The following table sets forth the name, age as of April 12, 2002 and position of each executive officer of the Company:

                                                                                                     Officer
         Name                               Age                    Position                           Since
         ----                               ---                    --------                           -----
Kerry B. Skeen.......................        49     Chairman of the Board of Directors and             1991
                                                    Chief Executive Officer

Thomas J. Moore......................        45     President, Chief Operating Officer and             1994
                                                    Director

Richard J. Surratt...................        41     Executive Vice President, Chief Financial          1999
                                                    Officer, Treasurer and Assistant Secretary

Michael S. Davis.....................        37     Senior Vice President - Operations                 1995


William R. Lange.....................        57     Senior Vice President - Operations                 2000
                                                    Resources & Safety

Richard J. Kennedy...................        47     Vice President, General Counsel and                1996
                                                    Secretary

David W. Asai........................        46     Vice President - Financial Planning,               1998
                                                    Controller and Assistant Secretary

BACKGROUND OF EXECUTIVE OFFICERS

         The following is a brief account of the business experience of each of the executive officers of the Company other than Messrs. Skeen and Moore, each of whose background is described above. There are no family relationships or special understandings pursuant to which such persons have been appointed as executive officers of the Company.

         Richard J. Surratt. Mr. Surratt has served as Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary since December 2001 and as Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary since December 1999. From 1990 until joining the Company Mr. Surratt was with Mobil Corporation. During that time he held a number of executive management positions in corporate finance, accounting and new business development. Most recently he was Director in the Mergers and Acquisitions Group, functioning as the lead finance member for that team. Prior to that position he served as Treasurer of Latin America for the company. In addition to his experience at Mobil, he also spent six years in various management and engineering positions with Advanced Marine Enterprises. Mr. Surratt is a Certified Public Accountant.

         Michael S. Davis. Mr. Davis became Senior Vice President, Operations in July 2001. He was Senior Vice President and Chief Operating Officer of ACJet from July 2000 to July 2001 and was Senior Vice President - Customer Service for ACA from May 1995 to July 2000. From 1993 until that time, he served as Vice President, Customer Service, for Business Express Airlines, Inc. Previously, from 1986 to 1993, he served in a variety of positions with USAir, Inc., including Station Manager in Boston, Passenger Service Manager in Philadelphia, Ramp Operations Manager in Dayton and various positions in Pittsburgh.

         William R. Lange. Mr. Lange has served as Senior Vice President - Operations Resources & Safety since July 2001. He was Senior Vice President - Operations from October 2000 to July 2001, having joined ACA in February 2000 as Senior Vice President - Technical Operations for ACA, and been appointed a Senior Vice President of the Company in July 2000. From 1997 until December 1999, he served as Executive Vice President for World Airways, Inc., prior to which he served for four years as Executive Vice President and COO for Jetstream Aircraft, Inc. From 1973 through 1992, Mr. Lange held a variety of positions with Pan American World Airways, Inc. including System Director Scheduling, General Manager System Control, Vice President Planning, and President and COO of Pan Am Express, Inc.

         Richard J. Kennedy. Mr. Kennedy has served as General Counsel and Secretary since May 1996 and was named Vice President in November 1997. From 1991 until joining the Company he was with British Aerospace Holdings, Inc., where he served in various capacities including contract negotiation, aircraft finance, and financial restructuring. Previously he was a private attorney in Washington, D.C. for over ten years.

         David W. Asai. Mr. Asai has served as Vice President - Financial Planning, Controller and Assistant Secretary since January 1998. From December 1994 until that time, he served as Vice President, Controller and Chief Accounting Officer at Reno Air, Inc. From July 1992 to November 1994, Mr. Asai was Vice President - Finance and Chief Financial Officer of Spirit Airlines, Inc. From 1981 to June 1992, Mr. Asai was employed by Midway Airlines, Inc. in various capacities, including Director of Financial Planning and Analysis. Mr. Asai is a Certified Public Accountant.

                             EXECUTIVE COMPENSATION

         The following table sets forth information regarding the compensation of the individual who served as the Company's Chief Executive Officer during 2001, and the Company's four other most highly compensated executive officers serving as executive officers at December 31, 2001. Bonus amounts reflect amounts earned for the specified year regardless of when paid. All share and share-related amounts have been adjusted to reflect the Company's February 23, 2001 two-for-one stock split.

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION                  LONG TERM COMPENSATION AWARDS

                                                                                                     SECURITIES          ALL
                                                                   OTHER ANNUAL      RESTRICTED      UNDERLYING         OTHER
  NAME AND CURRENT POSITION   YEAR       SALARY          BONUS     COMPENSATION     STOCK AWARDS      OPTIONS       COMPENSATION
  -------------------------   ----       ------          -----     ------------     ------------      -------       ------------
                                                                      (1)              (2)                               (3)

  Kerry B. Skeen              2001      $425,798        $46,811      $44,048         $437,580          329,866         $435,000
  Chairman of the Board       2000       403,462         59,949       28,456          439,063          200,000          395,000
  and Chief Executive         1999       316,539        224,966       22,086               --          600,000          395,000
  Officer

  Thomas J. Moore             2001       269,183         29,593       20,395          208,260          171,837          206,250
  President and Chief         2000       253,402         37,930       13,134          210,750          100,000          187,500
  Operating Officer           1999       200,000        117,800        5,509               --          340,000          150,000

  Richard J. Surratt (4)      2001       176,192         19,370       10,942          135,720          122,021           90,000
  Executive Vice President,   2000       164,283         24,644        8,705          158,063           80,000           32,400
  Treasurer and Chief         1999         8,723             --           --               --           70,000               --
  Financial Officer

  Michael S. Davis            2001       185,981         20,446       12,439          142,740          124,633           95,000
  Senior Vice President       2000       171,577         25,717        5,974          158,063           50,000           81,000
  Operations                  1999       140,846         83,328        3,396               --          130,000           81,000

  William B. Lange (5)        2001       164,475         18,168       11,104          121,680          114,669           32,400
  Senior Vice President       2000       133,825         22,529        4,322          105,375           50,000               --
  Operations Resources        1999            --             --           --               --               --               --
  and Safety

--------------

(1) Represents amounts reimbursed during each year for the payment of taxes in order to make the named executive officers whole. Does not reflect perquisites since the dollar value of these personal benefits in each reported year did not exceed the lesser of $50,000 or ten percent of each executive officer's salary and bonus amounts.
(2) In 2000, shares of restricted stock were granted to certain executive officers. Shares granted in 2000 vest over three years based on continued employment, subject to acceleration if the Company's stock price increases by at least 25% from the date of grant. Based on the Company's stock price performance, all of these shares vested in April 2001. In 2001, shares of restricted stock were granted to the executive officers. Shares granted in 2001 vest over four years based on continued employment, subject to acceleration if the Company achieves a 25% growth in quarterly operating earnings on a year over year comparison. Based on the Company's operating earnings performance for the first quarter of 2002, all of these shares will vest in April 2002. Although the Company has not traditionally paid cash dividends, shares of restricted stock would be entitled to participate if dividends were declared. Year-end value of restricted stock, including unvested shares from a 1998 grant, held by Messrs. Skeen, Moore, Surratt, Davis, and Lange was $1,152,156, $565,621, $135,082, $357,082 and $121,108,
     respectively, based on a year-end stock price of $23.29 per share.

(3) The amounts reported for 2001 represent accruals by the Company to deferred compensation accounts for each of the named executive officers. Deferred compensation benefits are applied to indirectly finance an insurance policy for each executive's benefit.
(4) Mr. Surratt joined the Company as Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary in December 1999 and was promoted to Executive Vice President in December 2001.
(5) Mr. Lange joined the Company as Senior Vice President - Technical Operations for ACA in February 2000 and became a Senior Vice President of the Company in July 2000, Senior Vice President - Operations in October 2000 and Senior Vice President Operations Resources and Safety in July 2001.

The following table sets forth information regarding grants of stock options by the Company to the individuals named in the Summary Compensation Table above during the fiscal year ended December 31, 2001.


                        OPTION GRANTS IN LAST FISCAL YEAR


                           Number of       % of Total
                          Securities         Options
                          Underlying       Granted to                                        Potential Realizable Value at
                            Options        Employee in     Exercise                          Assumed Annual Rates of Stock
         Name             Granted (1)      Fiscal Year     Price (2)     Expiration Date         Price Appreciation (3)
         ----             -----------      -----------     ---------     ---------------         ----------------------
                                                                                                   5%             10%
                                                                                                   --             ---
Kerry B. Skeen               329,866          14.97%         $13.95      Sept. 18, 2011        $2,893,941      $7,333,814

Thomas J. Moore              171,837           7.80%          13.95      Sept. 18, 2011         1,507,540       3,820,402

Richard J. Surratt           122,021           5.54%          13.95      Sept. 18, 2011         1,070,500       2,712,857

Michael S. Davis             124,633           5.66%          13.95      Sept. 18, 2011         1,093,415       2,770,929

William B. Lange             114,669           5.21%          13.95      Sept. 18, 2011         1,006,000       2,549,402

--------------------
(1) Options vest in equal portions over a four year period and become fully exercisable upon a change in control. The number of shares covered by option grants and the exercise price have been adjusted for the February 23, 2001 two-for-one stock split.
(2) Exercise Price equals the closing market price per share of the Company's Common Stock on the date of grant.
(3) Assumed value at the end of ten year period pursuant to SEC-mandated calculations, although these percentages do not necessarily reflect expected appreciation or actual period of holding by executive.

         The following table provides information regarding the exercise of options during the year ended December 31, 2001, and the number and value of unexercised options held at December 31, 2001, by the individuals named in the Summary Compensation Table above.

    AGGREGATE OPTION EXERCISES IN 2001 AND OPTION VALUES AT DECEMBER 31, 2001

                                                          Number of Securities            Value of Unexercised
                          Shares                         Underlying Unexercised           In-the-Money Options
                        Acquired on       Value             Options at FY-End                at FY-End (2)
         Name            Exercise     Realized (1)    Exercisable    Unexercisable    Exercisable    Unexercisable
         ----            ---------    ------------    -----------    -------------    -----------    -------------
 Kerry B. Skeen           294,348      $4,346,871       168,320           839,866     $1,743,795       $8,701,012
 Thomas J. Moore          240,954       4,109,258       156,328           424,837      1,777,449        4,830,397
 Richard J. Surratt        25,000         445,937        30,000           217,021        292,200        2,113,785
 Michael S. Davis         121,396       2,092,923       113,284           227,133      1,306,165        2,618,843
 William B. Lange           6,000         110,046        10,000           144,669         89,900        1,300,574

------------------
(1) Based on difference between the option exercise price and the closing market price of the Company's Common Stock on the date of exercise.
(2) Based upon a market value of the Common Stock of $23.29 per share as of December 31, 2001.

EMPLOYMENT AGREEMENTS

         Agreements between the Company and each of its senior executive officers establish minimum base salaries and other compensation and benefits, including benefits in the event of a change in control. Following the September 11 terrorist attacks, these senior executive officers agreed to a 10% cut in base pay for an indefinite period of time, effective October 1, 2001. The executives further agreed that the reduced base salary levels would apply for bonus calculations that are determined as a percentage of pay, that deferred compensation benefits would be adjusted to generally maintain benefit levels and that for purposes of calculating certain other benefits the salary reductions would not be taken into account, including in the event that any severance or change in control benefits become payable. The employment agreements described below reflect salary at the contractually agreed rates, prior to the effect of the foregoing 10% reduction.

         Under an agreement between the Company and Kerry B. Skeen, which was entered into as of July 25, 2001 to reflect amendments approved by the Compensation Committee in 2000 (the "Skeen Agreement"), the Company has agreed to employ Mr. Skeen as Chief Executive Officer through May 31, 2005, subject to automatic extensions unless terminated. The Skeen Agreement provides for a minimum annual base salary of $435,000, which amount may be increased from time to time by the Board's Compensation Committee. The Skeen Agreement further provides for a deferred compensation accrual at a rate of 100% of the annual base salary subject to ten year graduated vesting, with benefits under the deferred compensation arrangement being applied to indirectly finance an insurance policy for Mr. Skeen's benefit, and provides that Mr. Skeen shall participate in any bonus plan provided to executive officers generally and in employee benefit and medical plans and other arrangements as the Compensation Committee shall determine. In addition, the Skeen Agreement provides that Mr. Skeen shall be granted options covering a minimum of 200,000 shares per year.

         Under the Skeen Agreement, if Mr. Skeen's employment is terminated by the Company without cause, or if he terminates his own employment with good reason (including any termination by the Company or by Mr. Skeen within twenty-four months after a change in control), or upon Mr. Skeen's death or disability, then: (1) all of Mr. Skeen's options become immediately exercisable;
(2) he is paid his year-to-date bonus plus three times his annual bonus; (3) he is paid his full base salary, deferred compensation, and insurance benefits for 36 months; and (4) he will become fully vested in any deferred compensation. Upon a change in control of the Company, as defined in the Skeen Agreement, Mr. Skeen would receive the amounts and benefits of his severance compensation whether or not his employment is terminated, and certain insurance and other benefits would be extended. The Skeen Agreement also provides for additional benefits during the term of the Skeen Agreement and following any change in control.

The Skeen Agreement also provides that Mr. Skeen will be eligible to retire at any time after the annual shareholders meeting to be held in 2005 and to receive benefits through age 75 or for 15 years, whichever is greater. Benefits will include retirement payments at 75% of Mr. Skeen's last base salary for 10 years, and at 50% thereafter, as well as continuation of certain other benefits provided in the Skeen Agreement. In addition, Mr. Skeen will be paid an annual consulting fee of 15% of his last base salary for up to five years following his retirement to the extent he provides consulting services during that period, and his previously granted options will continue to vest and remain exercisable.

         Under an agreement between the Company and Thomas J. Moore, which was amended and restated as of December 28, 2001 (the "Moore Agreement"), the Company has agreed to employ Mr. Moore as President and Chief Operating Officer for a one year term that is continuously extended unless terminated. The Moore Agreement is substantially similar to the Skeen Agreement except that: the minimum annual base salary is $275,000; the deferred compensation rate is a lesser percentage of base salary; the minimum annual stock option grant is 100,000 shares; the severance compensation is two years of base pay and bonus (or three years upon a change in control); unexercisable options do not become exercisable except in the event of a change in control; there is no retirement or post-employment consulting provision; and, the disability period prior to termination is six months.

         Under separate agreements between the Company and Mr. Surratt, Mr. Davis and Mr. Lange (all of which were restated, or in the case of Mr. Lange, executed, effective December 28, 2001, (collectively, the "Officer Agreements")), the Company agreed to employ Mr. Surratt as Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary, Mr. Davis as Senior Vice President - Operations, and Mr. Lange as Senior Vice President - Operations Resources and Safety, each for a one year term. The Officer Agreements provide for automatic twelve month extensions unless earlier terminated, and for annual base salaries, which may be and, for officers subject to Officer Agreements in the past, have been increased from time to time by the Compensation Committee to amounts above that specified in the original agreements. The Officer Agreements provide that Messrs. Davis, Surratt and Lange shall participate in any bonus plan provided to executive officers generally, in the Company's deferred compensation program and in employee benefit and medical plans and other arrangements as the Compensation Committee shall determine. In the event of termination by the Company "without cause", the terminated officer shall receive his full base salary and medical insurance coverage for a period of twelve months, and a portion of any annual bonus shall be prorated to the date of termination. Change in control provisions are similar to the Moore Agreement except that compensation would be at a rate of two years of base pay and bonus.

         Under the deferred compensation program for all of the senior executive officers, the executive will receive upon termination of employment an amount equal to the specified vested percentage (which shall be 100% upon a change in control) of the executive officer's annual accruals as provided under his employment agreement. These amounts are applied to indirectly finance an equivalent amount of Company paid life insurance premiums under a policy maintained for the executive officer.

         The Company provides certain benefits for each of its executive officers and other vice presidents in the event of a change in control, including one-time compensation based on a sliding scale proportionate to rank, the continuation of certain benefits for a specified period, acceleration of option grants and protection against potential excise taxes. For all executive officers and other vice presidents, in the event that any payments made in connection with a change in control would be subjected to the excise tax imposed on excess parachute payments by the Internal Revenue Code, the Corporation will "gross-up" the employee's compensation for all such excise taxes and any federal, state and local income tax applicable to such excise tax, penalties and interest thereon. In the event of a change in control, all vice presidents would receive compensation in the form of one years' salary, bonus, and insurance, and all options held by them would become fully exercisable.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

         Compensation for Messrs. Skeen, Moore, Surratt, Davis, and Lange (the "Senior Executive Officers") consists primarily of base salary, bonus, stock-based awards and participation in a deferred compensation program. The Compensation Committee has historically maintained a policy of using primarily operational and financial performance criteria, along with other discretionary factors, as a basis for setting the compensation of its executive officers. While the Compensation Committee continues to employ this policy, industry issues following the September 11, 2001 terrorist attacks were the overriding factor in its year-end decisions for 2001 executive compensation.

         Within a week following the terrorist attacks, the Senior Executive Officers offered to accept a 10% reduction in base pay for an indefinite period and to suspend payments under cash bonus plans effective beginning September 1, 2001 in light of the circumstances indicating that cash preservation and cost cutting would be critical, and that additional hardships may be necessary. The Compensation Committee determined to accept this proposal, recognizing management's leadership in this action as an important signal to the Company's employees and partners of the Company's resolve. In approving the base pay reductions, the Compensation Committee also recognized that Mr. Skeen and Mr. Moore were due for salary reviews as of October 1, 2001 and that, absent the terrorist events, they would have been due pay increases based on the criteria traditionally used by the Company. The Compensation Committee also approved adjustments in other compensation and benefits to reflect the salary reductions, as detailed above in this proxy statement's discussion of employment agreements.

         Senior Executive Officers participate in the Senior Management Incentive Plan ("SMIP"), under which they may receive a percentage of their salary as bonus. Maximum payouts for 2001 ranged from 100% for the Chief Executive Officer to lesser percentages for other participants. In April 2001, the Compensation Committee replaced SMIP targets and cash payout arrangements with grants of restricted stock having a total value on the date of grant equal to the maximum SMIP award otherwise payable for each Senior Executive Officer. The Compensation Committee provided that the restricted stock would vest ratably over four years, subject to accelerated vesting in 2002 if operating profit for any 2002 quarter exceeded the comparable 2001 quarter by 25% or more. These targets were met during the first quarter of 2002 and all of this restricted stock will vest on April 30, 2002. Senior Executive Officers also participate with all other management employees in the Company's Management Incentive Plan ("MIP"), which provides for additional bonus compensation based on the attainment of specified levels of profit margin and operating performance. Payout under MIP included 50% participation paid on a quarterly basis based on operational targets, with 50% paid following the year-end based on financial targets. The annual portion was not paid during 2001 due to the suspension of cash bonus payments following the terrorist attacks. Certain quarterly payments that were earned were paid, with the result that overall MIP bonus payments for the year were in the bottom quartile of the maximum payout and were based strictly on operational performance goals. In September 2001 the Compensation Committee awarded special option grants to the executive officers and others, based upon performance prior to and in light of the events of September 11, and the salary and cash bonus reductions. These option grants were made in lieu of contractual and discretionary option grants typically awarded in October of each year.

         In December 2001 the Compensation Committee established new MIP goals for 2002 based strictly on operational performance. The overall maximum benefits for the senior level of participation was reduced by 50%. While other employees received a pay adjustment to compensate for this change, the Senior Executive Officers received a 15% increase in the potential maximum amount of bonus they could receive under SMIP. This was designed to keep the Senior Executive Officers at risk for this compensation based on the Company's achieving desired targets. In January 2002 the Company established new SMIP goals for 2002, with targets weighted equally between operating performance and earnings per share growth.

         Mr. Skeen's employment agreement (the "Skeen Agreement") was amended as of July 25, 2001 to provide for certain consulting and retirement arrangements, to clarify the operation of various provisions and to clarify the effect under the Skeen Agreement of ACA's restructuring of its agreement with United Airlines, all as approved by the Compensation Committee during 2000 and described in last year's Compensation Committee Report. The

Company began to accrue for Mr. Skeen's retirement benefits during 2001. The agreements with Mr. Moore and the other Senior Executive Officers also were amended to clarify the operation of various provisions, to establish certain provisions addressing the possibility that bonus programs may be made in the form of stock-based compensation and to address other compensation developments that had taken place since they were last drafted.

         Mr. Skeen's compensation was eligible for review effective October 1, 2001, but the Compensation Committee did not change his compensation at that time. This decision was based on industry factors and was made despite Mr. Skeen's performance with respect to the achievement of key strategic, financial, and leadership development objectives. Mr. Skeen's compensation for 2001 consisted primarily of the base salary, deferred compensation, the reduced annual bonus under MIP described above, option grants totaling 329,866 shares, the grant of 18,700 shares of restricted stock under the SMIP program, and accrual for retirement benefits. His base salary was last increased to $435,000 effective October 1, 2000, and was reduced to $391,500 effective October 1, 2001. The stock options granted to him included 200,000 in contractual options pursuant to his employment agreement, with the balance granted for performance reasons.

         Section 162(m) of the Internal Revenue Code disallows corporate tax deductions for compensation in excess of $1 million paid to each of the five highest paid officers of the Company unless such compensation is deemed performance related within the meaning of Section 162(m). SMIP and MIP bonuses and stock options granted to executive officers under the Company's plans are designed so that compensation realized by the executives can qualify as "performance based compensation" which is not subject to Section 162(m). However, in order to maintain flexibility in motivating and compensating Company executives, the Compensation Committee has not adopted a policy that all compensation will qualify as "performance based compensation."

                             COMPENSATION COMMITTEE

                            C. Edward Acker, Chairman
                               Robert E. Buchanan
                                John M. Sullivan


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During a portion of 2001 Mr. Acker served as an officer of one of the Company's subsidiaries, and together with Dr. Shelton and with Messrs. Buchanan and Sullivan, served on the Compensation Committee.

                             AUDIT COMMITTEE REPORT

         The Audit Committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited consolidated financial statements to accounting principles generally accepted in the United States of America.

         The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Audit Committee serves a board-level oversight role where it receives information from, consults with and provides its views and directions to management and the independent auditors on the basis of the information it receives and the experience of its members in business, financial and accounting matters.

         In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2001 (the "Audited Financial Statements"). The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence.

         Following the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company's Annual Report on SEC Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                                 AUDIT COMMITTEE

                          James C. Miller III, Chairman
                            Susan MacGregor Coughlin
                               Daniel L. McGinnis

COMPANY STOCK PERFORMANCE GRAPH

         The table and graph below compare the cumulative total return on Atlantic Coast Airlines Holdings, Inc. ("ACAI") Common Stock for the last five fiscal years with the cumulative total return on the Nasdaq Market Index and the peer group index selected by the Company. The comparison assumes an investment of $100 each in the Company's Common Stock, the Nasdaq Market Index and the peer group on December 31, 1996, with dividends reinvested when they are paid. The companies included in the peer group are Mesa Air Group, Inc., Mesaba Holdings, Inc., and SkyWest Airlines, Inc. The peer group does not include Midway Airlines Corporation, which was included in the peer group in prior years but filed for bankruptcy in 2001. In the calculation of the annual cumulative stockholder return of the peer group index, the stockholder returns of the companies included in the peer group are weighted according to their stock market capitalization.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                 AMONG ATLANTIC COAST AIRLINES HOLDINGS, INC.,
             THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

                                   [GRAPHIC]


         *  $100 INVESTED ON 12/31/96 IN STOCK OR INDEX -
            INCLUDING REINVESTMENT OF DIVIDENDS.
            FISCAL YEARS ENDING DECEMBER 31.


                                       ----------------------------------------------------------------------
                                                               Cumulative Total Return
                                       ----------------------------------------------------------------------
                                             12/96       12/97      12/98       12/99      12/00       12/01
ATLANTIC COAST AIRLINES HOLDINGS, INC.      100.00      259.18     408.16      387.76     667.35      760.49
NASDAQ STOCK MARKET (U.S.)                  100.00      122.48     172.68      320.89     193.01      153.15
PEER GROUP                                  100.00      148.65     246.86      181.15     320.17      278.31

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information, as of December 31, 2001 (except as noted otherwise), concerning beneficial ownership of the Common Stock by each person known by the Company, based upon Schedule 13D/G filings with the SEC, to own beneficially more than five percent of the outstanding shares of the Common Stock. Except as noted otherwise, all amounts reflected in the table represent shares in which the beneficial owners have sole voting and investment power.



                                              Amount and Nature of
                                              --------------------
Name                                          Beneficial Ownership             Percent of Class
----                                          --------------------             ----------------
Gordon A. Cain                                    3,622,600                          8.2%
Eight Greenway Plaza
Suite 702
Houston, TX  77046

Franklin Resources, Inc.                          4,395,700 (1)                     10.0%
777 Mariners Island Boulevard
San Mateo, CA  94404

Vanguard Horizon Funds - Vanguard                 3,200,000 (2)                     7.29%
Capital Opportunity Fund
P.O. Box 2600
Valley Forge, PA  19482

FMR Corp.                                         2,834,420 (3)                    6.455%
82 Devonshire Street
Boston, MA  02109

------------------------
(1) Based solely upon Amendment No. 6 to Franklin Resources, Inc.'s Schedule 13G, which they filed on March 8, 2002.
(2) Based solely upon Amendment No. 2 to Vanguard Horizon Funds - Vanguard Capital Opportunity Fund's Schedule 13G, which they filed on February 11, 2002.
(3) Based solely upon Schedule 13G filed by FMR Corp. on February 14, 2002.

                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth certain information, as of April 1, 2002, concerning beneficial ownership of the Company's Common Stock by (i) each director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table, and (iii) all directors and executive officers of the Company as a group. Except for the effect of community property laws and as noted otherwise all amounts reflected in the table represent shares in which the beneficial owners have sole voting and investment power.



                                                   Amount and Nature of
                                                   --------------------
                                                 Beneficial Ownership (1)           Percent of Class
                                                 ------------------------           ----------------
Name                                                      Shares                        Percent
----                                                      ------                        -------
Kerry B. Skeen                                            135,287                         *
Thomas J. Moore                                           209,478                         *
C. Edward Acker                                           652,400                        1.5%
Robert E. Buchanan                                         63,800                         *
Susan MacGregor Coughlin                                   41,660                         *
Daniel L. McGinnis                                         12,000                         *
James C. Miller III                                        68,000                         *
John M. Sullivan                                           26,000                         *
Richard J. Surratt                                         41,400                         *
Michael S. Davis                                          135,816                         *
William B. Lange                                            7,700                         *
All directors and executive officers
as a group (13 persons)                                 1,479,495                        3.3%
* Less than one percent.

------------------

(1) Includes options and restricted stock that are exercisable on or within 60 days after April 1, 2002, as follows: Mr. Skeen, 70,000 shares; Mr. Moore, 103,636 shares; Mr. Acker, 52,000 shares; Mr. Buchanan, 40,000 shares; Mrs. Coughlin, 40,000 shares; Mr. McGinnis, 12,000 shares; Mr. Miller, 40,000 shares; Mr. Sullivan, 24,000 shares; Mr. Surratt, 30,000 shares; Mr. Davis, 81,632 shares; Mr. Lange, 2,500 shares; and All directors and executive officers as a group, 566,202 shares.

              SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than ten percent of the Common Stock to file with the Securities Exchange Commission, the Nasdaq Stock Market and the Company reports on Forms 4 and Forms 5 reflecting transactions affecting beneficial ownership. Based solely upon its review of the copies of such forms received by it, the Company believes that, during fiscal year 2001, all persons complied with such filing requirements except that Mr. Davis did not timely file a report regarding an exercise of an option to purchase certain shares and a report regarding a sale of certain shares, and Mr. Sullivan did not timely file a report regarding an open-market purchase of certain shares.

                            EXPENSES OF SOLICITATION

         The costs of the solicitation of proxies will be borne by the Company. Such costs include preparation, printing and mailing of the Notice of Annual Meeting of Stockholders, this Proxy Statement, the enclosed Proxy Card and the Company's 2001 Annual Report, and the reimbursement of brokerage firms and others for reasonable expenses incurred by them in connection with the forwarding of proxy solicitation materials to beneficial owners. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation.

                              STOCKHOLDER PROPOSALS

         Securities and Exchange Commission regulations permit stockholders to submit certain types of proposals for inclusion in the Company's proxy statement. Any such proposals for the Company's Annual Meeting of Stockholders to be held in 2003 must be submitted to the Company on or before December 30, 2002, and must comply with the requirements of Securities and Exchange Commission Rule 14a-8 in order to be eligible for inclusion in proxy materials relating to that meeting. Such proposals should be sent to: Atlantic Coast Airlines Holdings, Inc., Attn: Secretary, 45200 Business Court, Dulles, Virginia 20166. The submission of a stockholder proposal does not guarantee that it will be included in the Company's proxy statement.

         Alternatively, stockholders of record may introduce certain types of proposals that they believe should be voted upon at the Annual Meeting or nominate persons for election to the Board of Directors. Under the Company's Bylaws, unless the date of the 2003 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2002 Annual Meeting, notice of any such proposal or nomination must be provided in writing to the Secretary of the Company no later than March 1, 2003 and not before January 30, 2003. Stockholders wishing to make such proposals or nominations must in addition satisfy other requirements under the Company's Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal submitted by a stockholder.

                           ---------------------------

         PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. SIGNING AND RETURNING THE PROXY CARD WILL NOT PREVENT RECORD HOLDERS OR BENEFICIAL HOLDERS WHO OBTAIN A VALID PROXY FROM VOTING IN PERSON AT THE MEETING.


April 29, 2002
Dulles, Virginia

                                                                      APPENDIX A

                     ATLANTIC COAST AIRLINES HOLDINGS, INC.
                             AUDIT COMMITTEE CHARTER

         1. Members. The Board of Directors shall appoint an Audit Committee of at least three members, consisting entirely of "independent" directors of the Board, and shall designate one member as chairperson. For purposes hereof, "independent" shall mean a director who meets the National Association of Securities Dealers, Inc. ("NASD") definition of "independence."

                  Each member of the Company's audit committee must be financially literate and one member of the audit committee shall have accounting or related financial management expertise, both as provided in the NASD rules.

         2. Purposes, Duties, and Responsibilities. The Audit Committee shall represent the Board of Directors in discharging its responsibility relating to the accounting, reporting, and financial practices of the Company and its subsidiaries, and shall have general responsibility for surveillance of internal controls and accounting and audit activities of the Company and its subsidiaries. Specifically, the Audit Committee shall:

                  (i) Recommend to the Board of Directors, and evaluate, the firm of independent certified public accountants to be appointed as auditors of the Company, which firm shall be ultimately accountable to the Board of Directors through the Audit Committee.

                  (ii) Review with the independent auditors their audit procedures, including the scope, fees and timing of the audit, and the results of the annual audit examination and any accompanying management letters, and any reports of the independent auditors with respect to interim periods.

                  (iii) Review the written statement from the outside auditor of the Company concerning any relationships between the auditor and the Company or any other relationships that may adversely affect the independence of the auditor, establish such standards and procedures it considers appropriate, if any, for the engagement of the outside auditor to provide non-audit services and assess the independence of the outside auditor as required under Independent Standard Boards Standard No. 1.

                  (iv) Review and discuss with management and the independent auditors the financial statements of the Company, including an analysis of the auditors' judgment as to the quality of the Company's accounting principles, and any material financial or non-financial arrangements of the Company which do not appear on the financial statements of the Company but which are relevant to an understanding of the Company's financial statements and financial condition.

                  (v)    Review the adequacy of the Company's internal controls.

                  (vi) Review with management and the outside auditors the accounting policies which may be viewed as critical, and review any significant changes in the accounting policies of the Company and accounting and financial reporting proposals that may have a significant impact on the Company's financial reports.

                  (viii) Review material pending legal proceedings involving the Company and other contingent liabilities.

                  (ix) Review the adequacy of the Audit Committee Charter on an annual basis.

      3. Meetings. The Audit Committee shall meet as often as may be deemed necessary or appropriate in its judgment, generally four times each year, either in person or telephonically. The Audit Committee shall meet in executive session with the independent auditors at least annually. The Audit Committee may create subcommittees who shall report to the Audit Committee. The Audit Committee shall report to the full Board of Directors with respect to its meetings. The majority of the members of the Audit Committee shall constitute a quorum.

      4. Outside Advisors. The Audit Committee shall have the authority to retain, at the expense of the Company but without further approval or authorization of the Company, such outside counsel, experts and other advisors as it determines appropriate to assist in the full performance of its functions.

PROXY
                     ATLANTIC COAST AIRLINES HOLDINGS, INC.
  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING -- MAY 29, 2002.

Each of the undersigned, revoking all other proxies heretofore given, hereby constitutes and appoints Richard J. Surratt and Richard J. Kennedy, and each of them, with full power of substitution, as proxy or proxies to represent and vote all shares of Common Stock, par value $.02 per share (the "Common Stock"), of ATLANTIC COAST AIRLINES HOLDINGS, INC. (the "Company") owned by the undersigned at the Annual Meeting and any adjournments or postponements thereof. The Company's stock may be voted by or at the direction of non-U.S. citizens provided that shares they own have been registered in the Company's Foreign Stock Registry or are registered for voting at the Annual Meeting. See reverse side to request that shares be so registered. By signing below, the undersigned represents that it is a U.S. citizen (as defined in the Proxy Statement) or that the shares represented by this Proxy have been registered in the Company's Foreign Stock Registry or are requested to be registered for this Annual Meeting.




THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS ONE AND TWO TO BE VOTED UPON AT THE ANNUAL MEETING:

1. Election of all nominees listed to the Board of Directors, except as noted (write the names of the nominees, if any, for whom you withhold authority to vote). Nominees: Kerry B. Skeen, Thomas J. Moore, C. Edward Acker, Robert E. Buchanan, Susan MacGregor Coughlin, Daniel L. McGinnis, James C. Miller III, and John M. Sullivan.

FOR ALL NOMINEES [  ]    WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES  [  ]
[ ] For all except:  ______________________________.

2. To ratify selection of KPMG LLP as the Company's independent auditors for the current year.
[ ] FOR             [ ] AGAINST               [ ] ABSTAIN

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

                     (Continued and to be signed and dated on the reverse side)

(Continued from other side)

THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN IN THIS PROXY. IF NOT OTHERWISE DIRECTED HEREIN, SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSAL ONE (ELECTION OF DIRECTORS) AND FOR PROPOSAL TWO (RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS). IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING, PROXIES WILL BE VOTED ON SUCH MATTERS AS THE PROXIES NAMED HEREIN, IN THEIR SOLE DISCRETION, MAY DETERMINE.

PLEASE MARK, SIGN, DATE AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.




                            Date __________________________, 2002.

                            Signature ___________________________

                            Title _______________________________

                            _____________________________________
                            (Signature, if Held Jointly)



                            PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. PLEASE MANUALLY DATE THIS CARD. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized person.

                            [ ] Check box to request that shares be registered for voting by a non-U.S. citizen at the Annual Meeting.